As filed with the Securities and Exchange Commission on May 26, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BRAG HOUSE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	87-4032622
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

45 Park Street Montclair, NJ	07042
(Address of principal executive offices)	(Zip Code)

BRAG HOUSE HOLDINGS, INC.

AMENDED AND RESTATED 2024 OMNIBUS INCENTIVE PLAN

(Full titles of the plan)

Lavell Juan Malloy II

Chief Executive Officer

Brag House Holdings, Inc.

45 Park Street

Montclair, NJ 07042

(Name and address of agent for service)

(413) 398-2845

(Telephone number, including area code, of agent for service)

Copies to:

Joseph M. Lucosky, Esq.

Steven A. Lipstein, Esq.

Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Woodbridge, New Jersey 08830

(732) 395-4400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of registering an additional 100,000,000 shares of common stock of Brag House Holdings, Inc. (the “Registrant” or the “Company”), reserved for issuance that may be issued to participants under the Registrant’s Amended and Restated 2024 Omnibus Incentive Plan (the “Stock Incentive Plan”). Upon the effectiveness of this Registration Statement, an aggregate of 100,000,000 shares of Common Stock will be registered for issuance from time to time under the Stock Incentive Plan. Prior to the date hereof, 1,197,112 shares have already been registered on Form S-8 filed on July 18, 2025 (File No. 333-288786) (the “July 2025 Registration Statement”). All 1,197,112 shares registered under the July 2025 Registration Statement have been issued.

Pursuant to General Instruction E. to Form S-8, the Registrant incorporates by reference into this Registration Statement the contents of the July 2025 Registration Statement, including all exhibits filed therewith or incorporated therein by reference.

This Registration Statement includes a reoffer prospectus (the “Reoffer Prospectus”) prepared in accordance with the requirements of Part I of Form S-3 (in accordance with the General Instruction C to Form S-8). The Reoffer Prospectus covers reoffers and resales of shares of our common stock that have been or will be acquired by certain of our officers and directors (collectively, the “Selling Stockholders”) which may be deemed to be “control securities” and/or “restricted securities” (as such terms are defined in General Instruction C to Form S-8) of the Company. The Reoffer Prospectus relates to the resale of 3,548,024 shares of our common stock, which have been or may be issued pursuant to the Stock Incentive Plan consisting of (i) 923,091 shares previously issued, or issuable upon exercise of options previously granted, under the Stock Incentive Plan that were not registered pursuant to the Company’s July 2025 Registration Statement and (ii) 2,624,933 shares issued between January 1, 2026 and the date hereof pursuant to the Stock Incentive Plan’s evergreen provision for the fiscal year ended December 31, 2026.

The Reoffer Prospectus does not contain all of the information included in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement, as permitted by the rules and regulations of the SEC. Statements contained in this Reoffer Prospectus as to the contents of any agreement, instrument or other document referred to are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to the Registration Statement, we refer you to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by this reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Brag House Holdings, Inc. has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register an additional 100,000,000 shares of Common Stock pursuant to the Stock Incentive Plan and to file a prospectus, prepared in accordance with the requirements of Part I of Form S-3 and, pursuant to General Instruction C of Form S-8, to be used for reoffers and resales of Common Stock acquired by persons to be named therein upon the exercise of options and restricted stock awards granted under the Stock Incentive Plan.

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933 (the “Securities Act”) and the introductory note to Part I of Form S-8.

Pursuant to the Note to Part I on Form S-8, the documents containing the information specified in Part I of this Registration Statement will be sent or given to plan participants as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be filed, and are not filed, with the United States Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

REOFFER PROSPECTUS

Brag House Holdings, Inc.

3,548,024 shares of Common Stock under

Amended and Restated 2024 Omnibus Incentive Plan

This prospectus relates to the resale of 3,548,024 shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), of Brag House Holdings, Inc., which may be offered and sold from time to time by certain stockholders of the Company (the “Selling Stockholders”) who have acquired or will acquire such Shares in connection with the exercise of stock options granted, and with stock or other awards made, and with the purchase of stock under the Amended and Restated 2024 Omnibus Incentive Plan (the “Stock Incentive Plan”).

The persons who are issued such Shares may include our directors, officers, employees and consultants, certain of whom may be considered our “affiliates”. Such persons may, but are not required to, sell the Shares they acquire pursuant to this prospectus. See “Selling Stockholders” on page 7 of this prospectus. Our Common Stock is listed on The Nasdaq Capital Market under the symbol “TBH.” On May 22, 2026, the closing price of the Common Stock on The Nasdaq Capital Market was $0.745 per share.

We will not receive any of the proceeds from sales of the Shares by any of the Selling Stockholders. The Shares may be offered from time to time by any or all of the Selling Stockholders through ordinary brokerage transactions, in negotiated transactions or in other transactions, at such prices as such Selling Stockholder may determine, which may relate to market prices prevailing at the time of sale or be a negotiated price. See “Plan of Distribution.” Sales may be made through brokers or to dealers, who are expected to receive customary commissions or discounts. We are paying all expenses of registration incurred in connection with this offering, but the Selling Stockholders will pay all brokerage commissions and other selling expenses.

The Selling Stockholders and participating brokers and dealers may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any profit on the sale of shares of those Selling Stockholders and any commissions or discounts received by those brokers or dealers may be deemed to be underwriting compensation under the Securities Act.

SEE “RISK FACTORS” BEGINNING ON PAGE 6 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN RISKS AND OTHER FACTORS THAT YOU SHOULD CONSIDER BEFORE PURCHASING OUR COMMON STOCK.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 26, 2026.

You should rely only on the information contained in or incorporated by reference into this prospectus or any prospectus supplement. We have not authorized any person to give any information or to make any representations other than those contained or incorporated by reference in this prospectus, and, if given or made, you must not rely upon such information or representations as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than our shares of common stock described in this prospectus or an offer to sell or the solicitation to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should not assume that the information we have included in this prospectus is accurate as of any date other than the date of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus or of any securities registered hereunder.

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WHERE YOU CAN FIND MORE INFORMATION

The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the SEC. We are required to file electronic versions of those materials with the SEC through the SEC’s EDGAR system. The SEC maintains an Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You can read and copy the reports, proxy statements and other information filed by the Company with the SEC at such Internet site.

This prospectus constitutes part of a Registration Statement on Form S-8 filed on the date hereof (herein, together with all amendments and exhibits, referred to as the “Registration Statement”) by the Company with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which we have omitted, in accordance with the rules and regulations of the SEC. You should refer to the full Registration Statement for further information with respect to the Company and our Common Stock.

Statements contained herein concerning the provisions of any contract, agreement or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement together with exhibits may be inspected at the offices of the SEC as indicated above without charge and copies thereof may be obtained therefrom upon payment of a prescribed fee.

No person is authorized to give any information or to make any representations, other than those contained in this prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Selling Stockholder. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereto.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are “incorporating by reference” in this prospectus certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information. We have filed or may file the following documents with the SEC, and they are incorporated herein by reference as of their respective dates of filing:

●	Our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 31, 2026, as amended on April 22, 2026;

●	Our Quarterly Report on Form 10-Q filed with the SEC on May 15, 2026;

●	Our Current Reports on Form 8-K filed with the SEC on January 9, 2026, February 11, 2026, March 20, 2026, March 24, 2026, April 1, 2026, April 13, 2026, May 8, 2026 and May 15, 2026 (in each case, except for information contained therein which is furnished rather than filed); and

●	The description of our Common Stock contained in our registration statement on Form 8-A12B filed with the SEC on February 14, 2025.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any portions thereof furnished by the Registrant, including information furnished under Item 2.02 and Item 7.01 and any exhibits relating to Item 2.02 or Item 7.01 furnished under Item 9.01 of Form 8-K and any certification required by 18 U.S.C. § 1350), subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

NOTE ON FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties and include statements regarding, among other things, our projected revenue growth and profitability, our growth strategies and opportunity, anticipated trends in our market and our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. In particular, these include statements relating to future actions, prospective products, market acceptance, future performance or results of current and anticipated products, sales efforts, expenses, and the outcome of contingencies such as legal proceedings and financial results.

Examples of forward-looking statements in this prospectus include, but are not limited to, our expectations regarding our business strategy, business prospects, operating results, operating expenses, working capital, liquidity and capital expenditure requirements. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the cost, terms and availability of components, pricing levels, the timing and cost of capital expenditures, competitive conditions and general economic conditions. These statements are based on our management’s expectations, beliefs and assumptions concerning future events affecting us, which in turn are based on currently available information. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect.

Important factors that could cause actual results to differ materially from the results and events anticipated or implied by such forward-looking statements include, but are not limited to:

●	overall strength and stability of general economic conditions and of the gaming industry in the United States and globally;

●	changes in consumer demand for, and acceptance of, our services and the games that we make available for our tournaments and other experiences, as well as online gaming in general;

●	changes in the competitive environment, including adoption of technologies, services and products that compete with our own;

●	our ability to generate consistent revenue;

●	our ability to effectively execute our business plan;

●	changes in the price of streaming services, licensing fees, network infrastructure, hosting and maintenance;

●	changes in laws or regulations governing our business and operations;

●	our ability to maintain proper and effective internal control;

●	our ability to maintain adequate liquidity and financing sources and an appropriate level of debt on terms favorable to us;

●	our ability to effectively market our services;

●	costs and risks associated with, and the outcome of any known or unknown litigation;

●	our ability to obtain and protect our existing intellectual property protections, including patents, trademarks and copyrights;

●	our ability to obtain and enter into new licensing agreements with game publishers and owners;

●	changes in accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, which could have an effect on earnings;

●	interest rates and the credit markets; and

●	other risks and uncertainties described under the heading “Risk Factors” and elsewhere in our annual report on Form 10-K for the year ended December 31, 2025 incorporated by reference into this prospectus.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements in this prospectus are based on assumptions management believes are reasonable. However, due to the uncertainties associated with forward-looking statements, you should not place undue reliance on any forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and unless required by law, we expressly disclaim any obligation or undertaking to publicly update any of them in light of new information, future events, or otherwise.

PROSPECTUS SUMMARY

This summary highlights information about our company, this offering and information contained in greater detail in other parts of this prospectus or incorporated by reference into this prospectus from our filings with the SEC listed in the section titled “Information Incorporated by Reference.” Because it is only a summary, it does not contain all of the information that you should consider before purchasing our securities in this offering and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere or incorporated by reference into this prospectus. You should read the entire prospectus, the registration statement of which this prospectus is a part, and the information incorporated by reference into this prospectus in their entirety, including the “Risk Factors” and our financial statements and the related notes incorporated by reference into this prospectus, before purchasing our securities in this offering. Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “Brag House” “the Company,” “we,” “us” and “our” refer to Brag House Holdings, Inc.

Business Overview

Brag House is a mission-driven organization that utilizes a diversified business strategy to operate a media-tech platform designed for casual college gamers to drive community-driven gaming experiences anchored in the college sports culture, while creating authentic pathways for brands to connect with our Gen Z audience. We view our platform as a media-tech engine intended to revolutionize advertising for the Gen Z demographic. According to PricewaterhouseCoopers (“PwC”), digital formats are expected to account for 80% of overall global advertising revenue in 2029 (up from 72% in 2024), with new technologies including AI and hyper-personalization expected to drive this growth. We believe Brag House is positioned to capture this demand by utilizing data insights to offer brands high-value, personalized access to our community.

Brag House is a Delaware corporation formed in December 2021. Our founders developed the idea for the Brag House platform in 2018, when our Chief Executive Officer, Lavell Juan Malloy, II, and our Chief Operating Officer, Daniel Leibovich, recognized a need in the gaming industry for a gaming platform focused specifically on the casual college gamer, and formed our indirect wholly-owned subsidiary, Brag House, Inc. At that time, our co-founders believed that a significant amount of industry resources were focused predominantly on competitive and professional gamers, much to the detriment of casual gamers, generally, and casual college gamers, specifically. In the years ensuing, we have maintained our focus on the casual college gaming segment and believe we are developing a first-of-its-kind digital platform for casual college gamers to compete, support their team, banter in a safe environment and win prizes. Our vertically integrated approach combines gamer recruitment, facilitation of community engagement and content creation, live-stream production and tournament host activities.

We believe that we are creating a new sports entertainment medium for Gen Z to engage through gaming by merging gameplay with school spirit in Brag House and student-led activations and tournaments tied to college rivalries with Brag House features and capabilities such as our Bragging Functionality, Loyalty Tokens reward system, and brand-sponsored content and prizes. The growth of our platform since our inception is encouraging, and we believe we are strongly positioned to capitalize on a large portion of the available gaming market. We have experienced strong community growth since we launched through May 1, 2026, reaching nearly 1,400,000 video views of our Brag House Content on video platforms including X (formerly known as Twitter), TikTok, Meta, Twitch and YouTube. From inception through May 1, 2026, the Company’s video views increased by 131% year-over-year. We have also generated nearly 9.0 million impressions and video views since inception through May 1, 2026. From 2020 through 2025, the Company’s impressions increased by 46% year-over-year. The Company expects that its video views and impressions will continue to grow in 2026, potentially at a rate comparable to or exceeding prior years; however, actual results could differ materially from these expectations. Additionally, since 2022, Brag House spectators who viewed live streams remained on the platform for 19 minutes per live stream across over 300,000 live views, which represents nearly a 1.75X increase compared to the industry benchmark of 11 minutes. We believe that our digital properties, including our website, provide an authentic and differentiated channel for advertisers to access the Gen Z demographic at scale. We believe that this differentiation stems from our platform’s design as a media-tech engine built for active engagement, not just passive consumption. Furthermore, we believe that live, in-person activations are a critical source of connection that augments our core digital experience. These live events, such as on-campus tournaments and activations tied to major college rivalries, allow us to bring our digital community together physically. We believe that this “digital-plus-physical” dynamic, coupled with our personalized experiential framework, offers an authentic and differentiated channel for advertisers, making the otherwise elusive Gen Z and Millennial demographic accessible at scale through multiple touchpoints.

We are focused on creating an organic and inclusive community that facilitates personalized experiences. We believe that our experiential framework offers a more authentic and differentiated channel for advertisers to utilize, making the otherwise elusive demographic of gamers and streamers accessible at scale to ourselves and our partners. We do this by offering brand sponsors and advertisers an exclusive marketing channel to reach Gen Z and Millennial gamers and creators, while offering players ways to access exclusive tournaments and programming.

In May 2025, we launched the first activation under our strategic partnership with Learfield Communications, LLC (“Learfield”). This activation was for students and alumni of the University of Florida, one of Learfield’s media rights properties.

In July 2025, we executed the second activation under our strategic partnership with Learfield, expanding on the success of our initial May 2025 event. This activation was conducted virtually and designed to engage students and alumni through a digital tournament centered around EA College Football 26, following the game’s national release. The event incorporated university-branded content and featured participation from student-athletes, further aligning with our Name, Image, and Likeness (NIL) engagement strategy.

We believe these activations demonstrated our ability to scale digital experiences across collegiate communities on our platform at the intersection of gaming and college sports, as well as through universities’ assets with pricing and value delivery defined through a structured commercial model, all of which reinforces our commercial model for integrating sponsorship, branded content and messaging, and fan engagement.

We further believe that this partnership positions us to scale across Learfield’s college network of nearly 200 universities and gain access to their media rights and assets that will enable both physical and digital activations and drive sponsorship revenue and brand engagement opportunities, while giving us access to extensive datasets across diverse college campuses as we evolve into a scalable data insights revenue model tailored to college-aged Gen Z gamers.

Additionally, we are advancing a data monetization strategy. The goal is to develop a proprietary machine learning-based software-as-a-service (“SaaS”) platform designed to offer anonymized predictive data insights into Gen Z behavior for brand clients to create enhanced, personalized and effective marketing campaigns, which will validate our marketing and data strategy for reaching college-aged Gen Z gamers. We began development of this platform in March 2025 and expect to have a beta version ready by the third quarter of 2026.

Organization

We were formed as a Delaware corporation in December 2021.

Brag House, Inc. (“BHI”), the Company’s wholly owned indirect subsidiary and the entity through which our operations are primarily conducted, was formed as a Delaware corporation in February 2018.

On June 11, 2021, Brag House, Ltd. (“BHL”) was registered in the United Kingdom. Their principal offices are located at 7 - 9 Swallow Street, London W1B 4DE, United Kingdom.

On August 16, 2021, BHL acquired all of the 10,000,000 issued and outstanding BHI shares held by BHI shareholders on a one for 14.07 basis (rounded to the nearest whole number) in exchange for 140,700,000 ordinary shares of £0.0001 in BHL, making BHI a wholly owned subsidiary of BHL (“UK Reorganization”).

Following the UK Reorganization, the board of directors of BHL determined that it was in the best interests of BHL and its shareholders that an initial public offering in the United States and concurrent listing on The Nasdaq Stock Market (“Nasdaq”) be pursued. To effect that proposed initial public offering and listing on Nasdaq, in December 2021, the Company was formed. On February 8, 2022, the Company approved a reorganization, in which the shareholders of BHL would exchange their ordinary shares and preference shares of BHL for a proportionate number of common and preferred shares in the Company on a 21 to 1 basis (“U.S. Reorganization”). Immediately following the U.S. Reorganization, BHL became the wholly-owned subsidiary of the Company, and BHI became the indirect wholly-owned subsidiary of the Company.

We anticipate that BHL will be wound down and dissolved as soon as reasonably practicable.

We effected a 1 for 5.1287 consolidation of our issued and outstanding Common Stock and Preferred Stock on June 14, 2024, (the “Original Reverse Split”). On October 11, 2024, we canceled the Original Reverse Split and filed an amendment to our certificate of incorporation, as amended, with the Secretary of State of the State of Delaware to effect a 1 for 2.43615 consolidation of our issued and outstanding Common Stock and Preferred Stock (the “Reverse Split”). Any future redemption of stock options or warrants for options or warrants that were granted prior to October 11, 2024 will also reflect the Reverse Split. The Company began the process to pay for the Fractional Shares, which total $85.81, to its shareholders that were affected by the Reverse Split. This prospectus gives effect to the cancellation of the Original Reverse Split and the effectiveness of the Reverse Split. Except where otherwise indicated, all share and per share data in this prospectus have been retroactively restated to reflect the Reverse Split.

On July 25, 2025, the Company filed a certificate of designation with the Secretary of State of the State of Delaware to designate 15,000 shares of the available 25,000,000 shares of Preferred Stock as Series B Preferred Stock. On July 30, 2025, the Company closed its PIPE Offering and issued all 15,000 shares of Series B Preferred Stock.

On October 9, 2025, Brag House Merger Sub, Inc. (“Merger Sub” or “BHMS”), a wholly owned subsidiary of the Company, was formed as a Delaware corporation.

Our principal executive offices are located at 45 Park Street, Montclair, NJ 07042 and our telephone number is 413-398-2845. Our website address is www.braghouse.com. The investor relations portion of our website is available at corp.braghouse.com. The references to our website addresses do not constitute incorporation by reference of the information contained at or available through our websites, and you should not consider it to be a part of this prospectus. We have included our website addresses in this prospectus solely as inactive textual references.

Recent Developments

Resignation of Chief Financial Officer and Appointment of Acting Chief Financial Officer

Effective February 5, 2026, Chetan Jindal resigned from his position as Chief Financial Officer of the Company. The Company agreed to payments totaling $75,000 in accordance with the separation agreement. In connection with Mr. Jindal’s resignation, the Company entered into a Settlement and Release Agreement, dated March 13, 2026, with Mr. Jindal (the “Settlement Agreement”). Under the Settlement Agreement, the parties exchanged mutual releases of all claims arising out of or relating to Mr. Jindal’s employment and the termination thereof, and the Company agreed to pay Mr. Jindal $75,000 in total consideration, payable in installments over a 90-day period following the effective date of the agreement, subject to acceleration upon receipt by the Company of certain financing proceeds. As of May 26, 2026, the Company made payments totaling $50,000 towards the balance of $75,000 and $25,000 remained outstanding.

Effective February 5, 2026, the Brag House Board appointed Rene Rodriguez as the Company’s Acting Chief Financial Officer. Mr. Rodriguez, age 42, has served as the Company’s Controller since March 1, 2025, and prior to that as an independent contractor providing finance and accounting services to the Company from June 1, 2022 until February 28, 2025.

Nasdaq Deficiency - Minimum Bid Requirement

On January 6, 2026, the Company received a deficiency letter (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that, based upon the closing bid price of the Company’s Common Stock for the last 30 consecutive business days, the Company is not currently in compliance with the requirement to maintain a minimum bid price of $1.00 per share for continued listing on The Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Requirement”).

The Notice has no immediate effect on the continued listing status of the Common Stock on The Nasdaq Capital Market, and, therefore, the Company’s listing remains fully effective.

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company is provided a compliance period of 180 calendar days from the date of the Notice, or until July 6, 2026, to regain compliance with the Minimum Bid Requirement. To regain compliance, the closing bid price of the Common Stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days prior to July 6, 2026.

If the Company is not in compliance with the Minimum Bid Requirement by July 6, 2026, the Company may be afforded a second 180 calendar day compliance period. To qualify for this additional compliance period, the Company will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the Minimum Bid Price requirement.

The Company intends to actively monitor the closing bid price of the Common Stock and will evaluate available options to regain compliance with the Minimum Bid Requirement. However, there can be no assurance that the Company will regain compliance with the Minimum Bid Requirement during the 180 day compliance period, secure a second period of 180 days to regain compliance, or maintain compliance with the other Nasdaq listing requirements. If the Company does not regain compliance within the allotted compliance period, including any extensions that Nasdaq grants, Nasdaq will provide notice that the Common Stock will be subject to delisting. The Company would then be entitled to appeal that determination to a Nasdaq hearings panel.

As of the date of this Registration Statement, the deficiency has not been cured.

The Merger Agreement and Shareholder Approval

On October 12, 2025, the Company entered into the Merger Agreement, by and among the Company, Merger Sub and House of Doge. Upon the terms and subject to the conditions set forth in the Merger Agreement, among other things, Merger Sub will merge with and into House of Doge, resulting in House of Doge as the surviving corporation of the Merger and a direct, wholly owned subsidiary of the Company. In connection with the consummation of the Merger, the Company will be renamed “House of Doge Inc.” The Merger Agreement provides that the Company’s current officers will continue their function as senior management personnel of the Company in roles, functions and other management capacities with respect to the Brag House Legacy Business, which House of Doge agreed will operate or continue to operate as a division or out of a subsidiary of House of Doge after the Closing. We expect, however, that the Brag House Legacy Business will continue to operate out of the Company’s existing Brag House, Inc. subsidiary, and that the Company’s current Chief Executive Officer, Lavell Juan Malloy, II, will continue to serve as Chief Executive Officer of such subsidiary.

In exchange for the House of Doge Common Stock and restricted stock units, the Company will issue shares of the Brag House Common Stock and a new class of preferred stock (that will be convertible into shares of common stock) and restricted stock units constituting an aggregate of approximately 663,250,176 shares of its common stock, on a fully diluted basis, to holders of House of Doge’s shares of common stock and restricted stock units, provided that any shares of common stock that House of Doge issues to non-affiliates in arms-length commercial business transactions it negotiates in good faith in the ordinary course of business prior to the Effective Time will also be exchanged in the Merger and, therefore, cause the number of shares of common stock that the Company issues in the Merger to proportionately increase. House of Doge will also issue 9,000,000 shares of its common stock to Lavell Juan Malloy, II, the Company’s Chief Executive Officer, and certain other individuals or representatives of the Company to be identified by the Company prior to the Closing. Upon consummation of the Merger, House of Doge will become the majority shareholder of the Company. Following the Merger, the Company’s common stock shall continue to be listed on Nasdaq. The Merger is subject to customary closing conditions, including regulatory approvals, filing of required registration statements, shareholder consent, and completion of due diligence.

On November 26, 2025, the Company entered into amendment No. 1 to the Merger Agreement. On February 2, 2026, the Company entered into amendment No. 2 to the Merger Agreement and on March 26, 2026, the Company entered into amendment No. 3 to modify certain provisions of the Merger Agreement, including the extension of the termination date of the agreement to May 29, 2026. On May 11, 2026, the Company entered into amendment No. 4 to extend the termination of the agreement to June 30, 2026.

As of the date of this Registration Statement, the Merger had not yet closed. The Company expects the Merger to be finalized by June 30, 2026, pending satisfaction of all closing conditions.

On April 7, 2026, the Company held its special meeting of stockholders to vote on the Merger Agreement and related matters and a quorum for the transaction of business was present in person virtually or represented by proxy. The Company’s stockholders voted on various proposals, which are described in more detail in the Registration Statement on Form S-4 filed jointly by the Company and House of Doge (as amended from time to time, the “Registration Statement”) containing a proxy statement/prospectus, which Registration Statement was declared effective by the Securities and Exchange Commission on February 5, 2026.

Proposal 1 was to approve and adopt the Merger Agreement, pursuant to which the Merger will occur, and to approve the transactions contemplated by the Merger Agreement. On the basis of the submitted votes, each of proposals 1 through 3 and 5 through 7 were approved and the stockholders elected, effective at the effective time of the Merger, the six directors listed in proposal 4 to serve on the Board until the next annual meeting of stockholders, and until their respective successors are duly elected and qualified.

Incentive Awards

On April 16, 2026, the Company’s Board of Directors approved the acceleration of the expiration date for certain awards granted in 2025 to expire on April 25, 2026. The acceleration of the expiration of the awards was agreed to by the affected participants via an executed consent form.

Additionally, on April 16, 2026, the Company granted a total of 1,649,933 fully vested shares of RSU’s to its CEO and COO as stock-based compensation valued at a total of $1,004,809.

On April 27, 2026, the Company granted a total of 975,000 fully vested shares of RSU’s as stock-based compensation valued at a total of $699,075.

RISK FACTORS

An investment in shares of our Common Stock is highly speculative and involves a high degree of risk. We face a variety of risks that may affect our operations or financial results and many of those risks are driven by factors that we cannot control or predict. Before investing in our Common Stock, you should carefully consider the risks set forth under the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 31, 2026, which are incorporated by reference herein, together with the financial and other information contained or incorporated by reference therein, are incorporated by reference in this prospectus. If any of these risks actually occur, our business, prospects, financial condition and results of operations could be materially adversely affected. In that case, the trading price of our Common Stock would likely decline and you may lose all or a part of your investment. Only those investors who can bear the risk of loss of their entire investment should invest in our Common Stock. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Shares. All proceeds from the sale of the Shares will be for the account of the Selling Stockholders, as described below. See the sections titled “Selling Stockholders” and “Plan of Distribution” described below.

SELLING STOCKHOLDERS

The following table sets forth (a) the name and position or positions with the Company of each Selling Stockholder; (b) the aggregate of (i) the number of shares of Common Stock held by each Selling Stockholder as of the date of this prospectus and (ii) the number of shares issuable upon exercise of options granted to each Selling Stockholder under the Stock Incentive Plan that are being registered pursuant to this Registration Statement for resale by each Selling Stockholder as of the date of this prospectus; (c) the number of shares of Common Stock that each Selling Stockholder may offer for sale from time to time pursuant to this prospectus, whether or not such Selling Stockholder has a present intention to do so; and (d) the number of shares of Common Stock to be beneficially owned by each Selling Stockholder following the sale of all shares that may be so offered pursuant to this prospectus, assuming the Selling Stockholders sell all of the Common Stock offered pursuant to this prospectus and no other change in ownership of Common Stock by such Selling Stockholder after the date of this prospectus. Unless otherwise indicated, beneficial ownership is direct, and the person indicated has sole voting and investment power.

As of May 26, 2026, there were 27,281,877 shares of Common Stock outstanding. Other than Mr. Malloy, II and Mr. Leibovich, none of the Selling Stockholders own more than one percent (1%) of our outstanding shares of Common Stock.

Inclusion of an individual’s name in the table below does not constitute an admission that such individual is an “affiliate” of the Company.

Selling Stockholders(1)	Principal Position with the Company(2)	Shares Owned Prior to Resale		Number of Shares Offered for Resale	Number of Shares owned After Resale
					Number	Percent
Lavell Juan Malloy, II	Chief Executive Officer and Director	1,805,818	(3)	1,172,189	633,629	2.32%
Daniel Leibovich	Chief Operating Officer and Director	1,740,399	(4)	1,172,188	568,211	2.08%
Chetan Jindal	Former Chief Financial Officer	234,897	(5)	228,647	6,250	*
Rene Rodriguez	Acting Chief Financial Officer	175,719	(6)	175,000	719	*
Kevin Foster	Director	325,000	(7)	325,000	—	*
Scott Woller	Director	175,000	(8)	175,000	—	*
DeLu Jackson	Director	202,502	(9)	175,000	27,502	*
Daniel Fidrya	Former Director	125,000	(10)	125,000	—	*
Total	-	4,784,335		3,548,024	1,236,311	—

*	Less than 1%

(1)	Except as otherwise noted below, the address for each person or entity listed in the table is c/o Brag House Holdings, Inc., 45 Park Street, Montclair, NJ 07042.

(2)	All positions described are with the Company.

(3)	Consists of (i) 633,629 shares of Common Stock held directly, which are not being registered under the Registration Statement of which this prospectus forms a part, (ii) 347,222 shares of restricted stock units issued in replacement of options to purchase shares of Common Stock originally granted on March 6, 2025 under the Stock Incentive Plan, which options vested in full on October 12, 2025 and were subsequently canceled and replaced with a restricted stock unit award approved by the Company’s Board of Directors on March 18, 2026, and (iii) 824,967 shares of restricted stock units granted on April 16, 2026 under the Stock Incentive Plan, fully vested from the date of grant.

(4)	Consists of (i) 568,211 shares of Common Stock held directly, which are not being registered under the Registration Statement of which this prospectus forms a part, (ii) 347,222 shares of restricted stock units issued in replacement of options to purchase shares of Common Stock originally granted on March 6, 2025 under the Stock Incentive Plan, which options vested in full on October 12, 2025 and were subsequently canceled and replaced with a restricted stock unit award approved by the Company’s Board of Directors on March 18, 2026, and (iii) 824,966 shares of restricted stock units granted on April 16, 2026 under the Stock Incentive Plan, fully vested from the date of grant.

(5)	Consists of (i) 6,250 shares of Common Stock held directly, which are not being registered under the Registration Statement of which this prospectus forms a part, (ii) 45,000 shares of Common Stock issuable upon exercise of options to purchase shares of Common Stock granted on March 6, 2025 under the Stock Incentive Plan, which vested in full on October 12, 2025, and (iii) 183,647 shares of Common Stock issuable upon exercise of options to purchase shares of Common Stock granted on June 24, 2025 under the Stock Incentive Plan, which vested in full on October 12, 2025.

(6)	Consists of (i) 719 shares of Common Stock held directly, which are not being registered under the Registration Statement of which this prospectus forms a part, and (ii) 175,000 shares of restricted stock units granted on April 27, 2026 under the Stock Incentive Plan, fully vested from the date of grant.

(7)	Consists solely of 325,000 shares of restricted stock units granted on April 27, 2026 under the Stock Incentive Plan, fully vested from the date of grant.

(8)	Consists solely of 175,000 shares of restricted stock units granted on April 27, 2026 under the Stock Incentive Plan, fully vested from the date of grant.

(9)	Consists of (i) 27,502 shares of Common Stock held directly, which are not being registered under the Registration Statement of which this prospectus forms a part, and (ii) 175,000 shares of restricted stock units granted on April 27, 2026 under the Stock Incentive Plan, fully vested from the date of grant.

(10)	Consists solely of 125,000 shares of restricted stock units granted on April 27, 2026 under the Stock Incentive Plan, fully vested from the date of grant.

PLAN OF DISTRIBUTION

In this section of the prospectus, the term “Selling Stockholder” means and includes:

●	the persons identified in the table above as the Selling Stockholders;

●	those persons whose identities are not known as of the date hereof but may in the future be eligible to receive options under the Stock Incentive Plan; and

●	any of the donees, pledgees, distributees, transferees or other successors in interest of those persons referenced above who may: (a) receive any of the shares of our Common Stock offered hereby after the date of this prospectus and (b) offer or sell those shares hereunder.

The shares of our Common Stock offered by this prospectus may be sold from time to time directly by the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer such shares through underwriters, brokers, dealers, agents or other intermediaries. The Selling Stockholders as of the date of this prospectus have advised us that there were no underwriting or distribution arrangements entered into with respect to the Common Stock offered hereby. The distribution of the Common Stock by the Selling Stockholders may be effected: in one or more transactions that may take place on The Nasdaq Capital Market (including one or more block transaction) through customary brokerage channels, either through brokers acting as agents for the Selling Stockholders, or through market makers, dealers or underwriters acting as principals who may resell these shares on The Nasdaq Capital Market; in privately-negotiated sales; by a combination of such methods; or by other means. These transactions may be affected at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with sales of our Common Stock.

The Selling Stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares of our Common Stock in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders also may sell shares short and redeliver the shares to close out such short positions. The Selling Stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of shares of our Common Stock. The broker-dealer may then resell or otherwise transfer such shares of Common Stock pursuant to this prospectus.

The Selling Stockholders also may lend or pledge shares of our Common Stock to a broker-dealer. The broker-dealer may sell the shares of Common Stock so lent, or upon a default the broker-dealer may sell the pledged shares of Common Stock pursuant to this prospectus. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

The Selling Stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares of Common Stock the Selling Stockholders.

Although the shares of Common Stock covered by this prospectus are not currently being underwritten, the Selling Stockholders or their underwriters, brokers, dealers or other agents or other intermediaries, if any, that may participate with the selling security holders in any offering or distribution of Common Stock may be deemed “underwriters” within the meaning of the Securities Act and any profits realized or commissions received by them may be deemed underwriting compensation thereunder.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of the Common Stock offered hereby may not simultaneously engage in market making activities with respect to the Common Stock for a period of up to five days preceding such distribution. The Selling Stockholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales by the Selling Stockholders.

In order to comply with certain state securities or blue-sky laws and regulations, if applicable, the Common Stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Common Stock may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

We will bear all costs, expenses and fees in connection with the registration of the Common Stock offered hereby. However, the Selling Stockholders will bear any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the shares of Common Stock offered pursuant to this prospectus. We have agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act, or to contribute to payments to which any of those security holders may be required to make in respect thereof.

There can be no assurance that the Selling Stockholders will sell any or all of the securities offered by them hereby.

LEGAL MATTERS

The validity of the securities being offered herein has been passed upon for us by Lucosky Brookman LLP.

EXPERTS

The financial statements of Brag House as of December 31, 2025, and for the year then ended, incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2025, which includes an explanatory paragraph as to Brag House’s ability to continue as a going concern, have been so incorporated in reliance on the report of CBIZ CPAs P.C., Brag House’s independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

The financial statements of Brag House as of December 31, 2024, and for the year then ended, incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024, which includes an explanatory paragraph as to Brag House’s ability to continue as a going concern, have been so incorporated in reliance on the report of Marcum LLP, Brag House’s former independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES LAWS VIOLATIONS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

Brag House Holdings, Inc.

3,548,024 shares of Common Stock under the

Amended and Restated 2024 Omnibus Incentive Plan

PROSPECTUS

May 26, 2026

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are hereby incorporated by reference in this Registration Statement:

●	Our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 31, 2026, as amended on April 22, 2026;

●	Our Quarterly Report on Form 10-Q filed with the SEC on May 15, 2026;

●	Our Current Reports on Form 8-K filed with the SEC on January 9, 2026, February 11, 2026, March 20, 2026, March 24, 2026, April 1, 2026, April 13, 2026, May 8, 2026, and May 15, 2026 (in each case, except for information contained therein which is furnished rather than filed); and

●	The description of our Common Stock contained in our registration statement on Form 8-A12B filed with the SEC on February 14, 2025.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any portions thereof furnished by the Registrant, including information furnished under Item 2.02 and Item 7.01 and any exhibits relating to Item 2.02 or Item 7.01 furnished under Item 9.01 of Form 8-K and any certification required by 18 U.S.C. § 1350), subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

The validity of the securities offered by us pursuant to the Stock Incentive Plan will be passed upon for us by Lucosky Brookman LLP, Woodbridge, NJ. As of May 26, 2026, attorneys at Lucosky Brookman LLP collectively own approximately 1% of the Company’s shares of Common Stock, and such attorneys may receive securities in the future pursuant to the Stock Incentive Plan.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that the person acted in good faith and in a manner the person reasonably believed to be in its best interests, and, with respect to any criminal action, had no reasonable cause to believe the person’s actions were unlawful. The Delaware General Corporation Law further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The certificate of incorporation of the Registrant provides for the indemnification of the Registrant’s directors and officers from personal liability in respect of their good faith service to or for the benefit of the Registrant to the fullest extent permitted under the Delaware General Corporation Law. In addition, the bylaws of the Registrant require the Registrant to fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director, or officer of the Registrant, or is or was a director or officer of the Registrant serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the fullest extent permitted by applicable law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation provides that the Registrant’s directors shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director and that if the Delaware General Corporation Law is amended after approval by the stockholders to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Registrant’s directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, the Registrant has entered into separate indemnification agreements with each of the Registrant’s directors and certain of the Registrant’s officers which require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees.

The Registrant has directors’ and officers’ liability insurance insuring its directors and officers against liability for acts or omissions in their capacities as directors or officers, subject to certain exclusions. Such insurance may also insure the Registrant against losses, which it may incur in indemnifying its officers and directors.

These indemnification provisions and the indemnification agreements entered into between the Registrant and the Registrant’s officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1*	Brag House Holdings, Inc.’s Amended and Restated 2024 Omnibus Incentive Plan

5.1*	Opinion of Lucosky Brookman LLP.

10.1	Restricted Stock Award by and between Brag House Holdings, Inc. and Lavell Juan Malloy, II (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on March 24, 2026).

10.2	Restricted Stock Award by and between Brag House Holdings, Inc. and Daniel Leibovich (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on March 24, 2026).

23.1*	Consent of CBIZ CPAs P.C.

23.2*	Consent of Marcum LLP.

23.3*	Consent of Lucosky Brookman LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (contained on the signature page hereto).

107*	Filing Fee Table.

*	Filed herewith

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montclair, State of New Jersey, on the 26th day of May, 2026.

BRAG HOUSE HOLDINGS, INC.

By:	/s/ Lavell Juan Malloy, II
Lavell Juan Malloy, II
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lavell Juan Malloy, II, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Lavell Juan Malloy, II	Chief Executive Officer and Director	May 26, 2026
Lavell Juan Malloy, II	(Principal Executive Officer)

/s/ Rene Rodriguez	Acting Chief Financial Officer (Principal	May 26, 2026
Rene Rodriguez	Financial Officer and Principal Accounting Officer)

/s/ Daniel Leibovich	Director	May 26, 2026
Daniel Leibovich

/s/ DeLu Jackson	Director	May 26, 2026
DeLu Jackson
/s/ Kevin Foster	Director	May 26, 2026
Kevin Foster

/s/ Scott Woller	Director	May 26, 2026
Scott Woller